Exhibit 99.1

FOR IMMEDIATE RELEASE

TUESDAY, APRIL 16, 2013

MHI Hospitality Corporation Announces Name Change to SoTHERLY Hotels, Inc.

Williamsburg, Virginia – April 16, 2013 – MHI Hospitality Corporation (NASDAQ: MDH) (the “Company”) announced that it has changed its name to SoTHERLY Hotels Inc. As part of the move, the Company will change its ticker symbol to “SOHO” on the NASDAQ Stock Market.

“This change represents a new generation in our Company’s 56 year history. Since our IPO, we have aggregated a portfolio of unique, upper upscale and upscale hotel assets primarily located in premier destination markets throughout the Southern United States. We believe the future is bright for the Southern US region, which has the highest growth statistics in the country,” said Drew Sims, Chief Executive Officer of SoTHERLY Hotels. Mr. Sims continued, “Our long-term goal is to amass a larger portfolio throughout this region, expanding our footprint to select target markets that fit our growth strategy, while making the SoTHERLY name synonymous with exceptional product quality matched with Southern hospitality; creating a distinctive hotel experience for each and every guest. We believe this approach will continue to drive returns and ultimately create the greatest long-term value for our stockholders.”

As part of the name change, the Company will launch a new website, WWW.SOTHERLYHOTELS.COM, and the company’s email addresses will migrate to the @SOTHERLYHOTELS.COM suffix. The Company expects all changes to take effect by the commencement of trading on Monday, April 22, 2013.

About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,113 rooms. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. All of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, soon please visit WWW.SOTHERLYHOTELS.COM.

410 W. FRANCIS STREET, WILLIAMSBURG, VA 23185        SOTHERLYHOTELS.COM        OFFICE 757 : 229 5648        FAX 757 : 564 8801

Contact at the Company:

Scott Kucinski

Director - Investor Relations

SoTHERLY HOTELS INC.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648